Exhibit 15

February 17, 2026

The Board of Directors and Shareowners of Rockwell Automation, Inc.

1201 South Second Street

Milwaukee, Wisconsin 53204

We are aware that our report dated February 5, 2026, on our review of the interim financial information of Rockwell Automation, Inc. appearing in Rockwell Automation Inc.’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2025, is incorporated by reference in this Registration Statement.

/s/ Deloitte & Touche LLP

Milwaukee, Wisconsin